Exhibit 10.1

AMENDMENT NO. 2 TO STANDARD FORM OF AGREEMENT BETWEEN
OWNER AND CONSTRUCTION MANAGER

This Amendment No. 2 (“Amendment”) to Standard form of Agreement between Owner and Construction Manager is entered into this 29th day of May, 2009 by and between United Therapeutics Corporation (“Owner”) and The Whiting-Turner Contracting Company (“Construction Manager”).

WHEREAS, Owner and Construction Manager entered into a Standard form of Agreement between Owner and Construction Manager dated as of February 15, 2007 (together with all exhibits, the “Contract”) pursuant to which the Construction Manager agreed to provide certain construction services relating to construction of a new Class A headquarters building for use as office space and fill-finish facilities and ancillary facilities located in Silver Spring, Maryland (the “Project”); and

WHEREAS, pursuant to Amendment No. 1 dated as of 11/21/08, the Owner and the Construction Manager agreed upon the Guaranteed Maximum Price and other terms and conditions associated therewith as contemplated by Section 2.2.3 of the Agreement portion of the Contract.

WHEREAS, Owner and Construction Manager desire to amend the Contract to modify certain terms therein, specifically, among other things, to convert the Guaranteed Maximum Price (as defined in the Contract) into a Lump Sum, confirm the date of Substantial Completion and modify the scope of Work.

NOW, THEREFORE, in consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Conversion of Guaranteed Maximum Price into Lump Sum

The Guaranteed Maximum Price currently in effect under the Contact is hereby converted to the lump sum amount of Sixty Six Million Dollars ($66,000,000.00) (the “Contract Sum”), of which $33,361,617.00 has been previously invoiced by the Construction Manager thru 4/30/09 by the Owner (the “Contract Sum”). All references in the Contract to “Guaranteed Maximum Price” or “Contract Sum” shall hereinafter be deemed to refer to the lump sum amount stated above, as such amount may be adjusted in the future in accordance with the terms of the Contract Documents. The Schedule of Values reflecting the new Contract Sum is attached hereto as Exhibit A.  Notwithstanding anything in the Contract to the contrary, the Construction Manager shall continue to be obligated to provide to the Owner and its accountants any and all cost segregation data required for tax purposes.

2.             Substantial Completion Date

The date of Substantial Completion upon which the Contract Sum stated in Section 1 and the scope of Work stated in Section 3 are based is November 16, 2009; such date may be adjusted in the future in accordance with the terms of the Contract Documents.  The Project Schedule reflecting this date of Substantial Completion is attached hereto as Exhibit B.

3.             Scope of Work

The scope of Work on which the Contract Sum set forth in Section 1 and the date of Substantial Completion set forth in Section 2 are based is the scope of Work as set forth in Amendment No. 1, as modified by (a) the changes in scope listed on Exhibit C attached hereto and (b) the assumptions, qualifications and exclusions listed on Exhibit D.  The parties acknowledge and agree that all time and compensation associated with the changes in scope listed on Exhibit C have already been reflected in the Contract Sum set forth in Section 1 and the date of Substantial Completion set forth in Section 2, and the Construction Manager hereby waives any additional compensation or extensions of time on account of the items listed in Exhibit C.

4.             Modification of Certain Terms and Conditions of Agreement portion of Contract

Attached hereto as Exhibit E are certain provisions of the Agreement and General Conditions portions of the Contract that are modified as a result of this Amendment.

5.             Full Force and Effect

Except as amended hereby, the Contract shall remain in full force and effect and unmodified.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives on the day and year above written.

OWNER:

UNITED THERAPEUTICS CORPORATION

By:	/s/ John Ferrari
Name:	John M. Ferrari
Title:	Chief Financial Officer

CONSTRUCTION MANAGER:
THE WHITING-TURNER CONTRACTING COMPANY

By:	/s/ Timothy Regan
Name:	Timothy J. Regan
Title:	Senior Vice Presdient

Exhibit E

Specific Changes to Contract

The following sections replace the corresponding sections in the Agreement and General Conditions:

Agreement

§ 4.1.1 For the services described in Sections 2.1 and 2.2, the Construction Manager’s compensation shall be calculated as follows:

See Exhibit G.  In the event the Contract is terminated prior to issuance of the Notice to Proceed, the compensation set forth in Exhibit G for Preconstruction Services shall be the total amount payable by the Owner to the Construction Manager on account of Preconstruction Services (excepting payment for construction services authorized in writing prior to issuance of the Notice to Proceed).  In the event the Notice to Proceed is issued, all amounts paid for Preconstruction Services shall be deemed to be part of the Contract Sum.

§ 5.1 COMPENSATION

§ 5.1.1 The Owner shall pay the Contractor the Contract Sum in current funds for the Contractor’s performance of the Contract. The Contract Sum shall be as set forth in Section 1 of Amendment No. 2, subject to additions and deductions as provided in the Contract Documents.

§ 5.2  Paragraphs deleted

§ 5.3 CHANGES IN THE WORK

§ 5.3.1 Adjustments to the Contract Sum on account of changes in the Work may be determined by the applicable methods listed in Section 7.3.3 of the General Conditions.

§ 5.3.2 Adjustments to subcontracts awarded with the Owner’s prior written consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.  The Construction Manager hereby agrees that for changes in the Work performed by a subcontractor, (A) the payment to the subcontractor shall be equal to (i) the actual cost incurred in performing such changed work; (ii) a markup of 10% of such actual cost for overhead; and (iii) fee of 5% of actual cost.  Notwithstanding the foregoing, the total amount payable to subcontractors of every tier on account of overhead and fee for a change to the Work shall not exceed 25%.  In addition, the Construction Manager shall be entitled to Construction Manager’s Fee equal to the percentage stated in Exhibit G, based on the total amount payable to the subcontractor; provided, however, that the Construction Manager shall not be entitled to Construction Manager’s Fee on the first $500,000 of Change Orders.  There shall be no reduction in Construction Manager’s Fee for deductive Change Orders.  See Annex 2 to Exhibit G for examples of how markups and fees are calculated.

§ 5.3.3 Paragraphs deleted

ARTICLE 6   Paragraphs deleted

ARTICLE 7   CONSTRUCTION PHASE

§ 7.1 PROGRESS PAYMENTS

§ 7.1.1 Based upon Applications for Payment submitted to the Project Manager by the Construction Manager and approved by the Owner and the Project Manager, the Owner shall make progress payments on account of the Contract Sum to the Construction Manager as provided below and elsewhere in the Contract Documents.

§ 7.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month.

On or before the 25th calendar day of each month (or in the event such day is a holiday or weekend day, the preceding business day) the Owner, the Project Manager and the Construction Manager (and the Architect and/or Fill/Finish A/E, if requested by the Owner) shall meet to review a preliminary draft of such Application for Payment (a “Pencil Draw”), prepared by the Construction Manager.  Within three (3) days after the meeting described in the previous sentence, the Construction Manager shall (a) revise the Pencil Draw in accordance with any objection or recommendations of either Owner, or Project Manager that is consistent with the requirements for the Contract Documents, and (b) re-submit the revised Pencil Draw to the Owner and the Project Manager as the final Application for Payment.  Such Pencil Draw and subsequent Application for Payment shall include a projection of the Cost of the Work through the then-current month.

§ 7.1.3 Provided an Application for Payment is received by the Owner and Project Manager not later than the last business day of a month, the Owner shall make payment to the Construction Manager not later than the last day of the following month. If an Application for Payment is received by the Owner and Project Manager after the application date fixed above, payment shall be made by the Owner not later than the next scheduled progress payment, as described in the previous sentence.  The Construction Manager shall make payment to its subcontractors within seven (7) business days after receipt of payment from the Owner. If the Owner becomes aware that any subcontractor is not being paid as required, the Owner may elect to issue joint checks, payable to the Construction Manager and such subcontractor for future payments due such subcontractor.  In the event the Owner elects to issue joint checks as described above, the Owner shall not be required to pay Construction Manager’s Fee on account of the amount set forth in such joint check(s), and the Contract Sum shall be reduced by amount equal to one and one half percent (1.5%) of the aggregate amount of joint checks issued.

§ 7.1.4 With each Application for Payment, the Construction Manager shall submit (i) its Waiver and Release of Liens and Claims, in the forms set forth in Exhibit H hereto, covering all Work performed through the date of the current Application for Payment, and conditioned only on payment; and (ii) Waivers and Releases of Liens and Claims from each subcontractor and supplier in the forms set forth in Exhibit H, covering all Work performed through the date of the prior month’s Application for Payment.

§ 7.1.5 Each Application for Payment shall be based upon the most recent schedule of values submitted by the Construction Manager in accordance with the Contract Documents and approved in writing by the Owner. The schedule of values shall allocate the entire Contract Sum among the various portions of the Work, except that the Construction Manager’s Fee shall be shown as a separate line item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Owner and Project Manager may require. This schedule, unless objected to by the Owner, shall be used as a basis for reviewing the Construction Manager’s Applications for Payment.

§ 7.1.6 Applications for Payment shall show the percentage completion of each portion of the Work as of the end of the period covered by the Application for Payment.

§ 7.1.7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

.1                     Take that portion of the Contract Sum properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the Contract Sum allocated to that portion of the Work in the schedule of values, less retainage of ten percent (10%). Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Section 7.3.7 of the General Conditions even though the Contract Sum has not yet been adjusted by Change Order;

.2                     Add that portion of the Contract Sum properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing), less retainage of ten percent (10%);

.3                     Subtract the aggregate of previous payments made by the Owner; and

.4                     Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Section 9.5 of the General Conditions.

§ 7.1.8 When the Work is 50% complete, no further retainage shall be withheld.  Notwithstanding the foregoing, if at any time the Owner reasonably believes that the Work is not progressing satisfactorily, the Owner retains the right to reinstate the above-mentioned retainage in whole or in part.  Retainage withheld shall be paid as part of the Application for Payment immediately following Substantial Completion of the Work, less 200% of the value of punch list items and other items of incomplete work.  The Owner and the Construction Manager shall agree upon a mutually acceptable procedure for review and approval of payments and retention for subcontracts in writing.  If a subcontractor has completed its portion of the Work (including all punch list items and delivery of all items required under the Contract Documents to close-out its subcontract) pursuant to any given subcontract, the Construction Manager may request the Owner to disburse the retainage being held by the Owner in respect of such Subcontractor, after delivering to the Owner any necessary consent to such disbursement from any sureties in form reasonably satisfactory to the Owner.  If the Owner is reasonably satisfied the Subcontractor’s work has been completed in accordance with the Contract Documents and the Owner has received satisfactory final waivers of liens and claims with respect to the Subcontractor’s work, the Owner shall disburse said retainage.  Regardless of whether the Owner has disbursed said retainage to any Subcontractor, the warranty period referred to in the General Conditions or the other Contract Documents shall not begin with respect to the portion of the Work performed by such Subcontractor until the Date of Substantial Completion of the entire Work.

§ 7.1.9 Except with the Owner’s prior written approval, the Construction Manager shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site, unless Owner is reasonably satisfied that the materials or equipment have been procured and are suitably and safely stored, insured and protected so as adequately to protect Owner’s title thereto and/or interest therein.

§ 7.2 FINAL PAYMENT

§ 7.2.1 Final payment shall be made by the Owner to the Construction Manager when (1) the Contract has been fully performed by the Construction Manager except for the Construction Manager’s responsibility to correct nonconforming Work, as provided in Section 12.2.2 of the General Conditions, and to satisfy other requirements, if any, which necessarily survive final payment; (2) a final Application for Payment has been submitted by the Construction Manager; (3) the Owner and the Project Manager have approved the final Application for Payment; and (4) final waivers and releases of liens and claims from the Construction Manager and all subcontractors and suppliers (contingent only upon final payment) have been received by the Owner; such final payment shall be made by the Owner not more than 30 days after the issuance of the Architect’s final Certificate for Payment. If the aggregate of previous payments made by the Owner exceeds the amount due the Construction Manager, the Construction Manager shall reimburse the difference to the Owner.

§ 7.2.2  Paragraphs deleted

§ 7.2.3  Paragraphs deleted

§ 7.2.4  Paragraphs deleted

General Conditions

§ 1.1.9   Paragraphs deleted

§ 3.6 TAXES

§ 3.6.1 The Contractor shall pay sales, consumer, use and similar taxes for the Work provided by the Contractor.  To the extent the Contractor is required to pay sales, consumer, use and similar taxes (other than taxes on the income of the Contractor or its Subcontractors) that were not legally enacted as of the date of the Agreement (whether or not yet effective or merely scheduled to go into effect), the Contractor shall be entitled to an increase in the Contract Sum equal to the amount of such additional taxes (without markup for overhead or profit).  The Contractor acknowledges that certain tax exemptions are available to the Owner.  The Contractor shall take such steps as are necessary for such tax exemptions to be available. If the Contractor fails to take such actions and taxes are due, such taxes shall be borne by the Contractor.

§ 9.2 SCHEDULE OF VALUES

§ 9.2.1 Before the first Application for Payment, the Contractor shall submit to the Owner and the Project Manager a schedule of values allocated to various portions of the Work, prepared in such form and supported by such data to substantiate its accuracy as the Owner may require. This schedule, unless objected to by the Owner or the Project Manager, shall be used only as a basis for reviewing the Contractor’s Applications for Payment where appropriate under the Contract Documents.  The Owner shall have the authority to adjust the schedule of values from time to time on the basis of modifications of subcontracts and allocations of estimates to actual costs.  The schedule of values and each Application for Payment shall list separately all Change Orders issued by the Owner prior to the date of the particular Application for Payment (including as a single line item all of the costs of such Change Order).  The schedule of values shall be prepared in such a manner that each item of Work and each subcontracted item of Work is shown as a single line item on AIA Documents G702/703, Application and Certificate for Payment, and Continuation Sheet.

§ 9.3.6 The Contractor warrants that title to all Work covered by an Application for Payment will pass to the Owner no later than the time of payment. The Contractor further warrants that upon submittal of an Application for Payment all Work for which payments have been received from the Owner shall, to the best of the Contractor’s knowledge, information and belief, be free and clear of liens, claims, security interests or encumbrances in favor of the Contractor, Subcontractors, material suppliers, or other persons or entities making a claim by reason of having provided labor, materials and equipment relating to the Work.

.1  The Contractor further expressly undertakes to defend the Owner Indemnitees, at the Contractor’ sole expense, against any actions, lawsuits or proceedings brought against the Owner Indemnitees as a result of liens filed against the Work, the Project site, the site of any of the Work, payments due the Contractor or any portion of the property of any of the Owner Indemnitees (referred to collectively as “Liens”).  The Contractor hereby agrees to indemnify and hold the Owner Indemnitees harmless against any damages, costs, expenses (including, without limitation, reasonable attorneys’ fees), losses, claims and liabilities arising out of or in connection with Liens or claims of Lien, unless such Lien is due solely to a failure by the Owner to pay the Contractor amounts properly due and owing.  The Contractor hereby agrees that Liens filed on account of amounts which are subject to a good faith dispute between the Owner and the Contractor shall nevertheless be required to be bonded off by the Contractor, but in the event the Contractor prevails on account of such claim, the premiums associated with providing such bond shall be reimbursable pursuant to Change Order, without markup.

.2             The Contractor shall discharge all Liens within five (5) days after written notice by the Owner, and may contest a Lien only if the Contractor furnishes the Owner with security acceptable to the Owner or procures a lien release bond that complies with the requirements of the lien laws of the State of Maryland and those set forth below in this subsection .2.  The Owner shall release any payments withheld due to a Lien or claim of Lien if the Contractor obtains security acceptable to the Owner or a lien release bond which is: (i) issued by a surety acceptable to the Owner, ii) in form and substance satisfactory to the Owner and (iii) in an amount not less than one hundred twenty five percent (125%) of such Lien.  By posting a lien release bond or other acceptable security, however, the Contractor shall not be relieved of any responsibilities or obligations under this Section 9.3, including, without limitation, the duty to defend and indemnify the Owner Indemnitees.

.3             Notwithstanding anything to the contrary in the Contract Document, if the Contractor fails to post a bond or other security acceptable to the Owner in connection with any Lien or claim of Lien, the Owner may discharge such Lien or Lien claim by payments to the lien claimant or by such other means as the Owner, in the Owner’s sole discretion, determines is the most economical or advantageous method of settling the dispute.  The Contractor shall promptly reimburse the Owner, upon demand, for any payments so made.  In such case, the Contractor shall have no claim against the Owner relating to the appropriateness or propriety of payment so made